Exhibit 99.1
FOR IMMEDIATE RELEASE

Integrity Bancshares, Inc.	Contact: Suzanne Long
11140 State Bridge Road	Chief Financial Officer
Alpharetta, Georgia 30022	(770) 777-0324
Integrity Bancshares, Inc. Announces Termination of Steven M. Skow as President and CEO;
Appointment of Harold A. “Kelly” Klem as Interim President and CEO;
and Receipt of NASDAQ Notice of Non-Compliance
     Alpharetta, Georgia — August 21, 2007 — The Board of Directors of Integrity Bancshares, Inc. (Nasdaq: ITYC) announced today the termination of Steven M. Skow as President and Chief Executive Officer; the appointment of Harold A. “Kelly” Klem as interim President and Chief Executive Officer; and the receipt of a NASDAQ Notice of Non-Compliance stating that the company’s common stock is subject to delisting. Further information is provided below.
Termination of Steven M. Skow’s Employment; Appointment of Harold A. “Kelly” Klem
     Integrity Bancshares has announced that Steven M. Skow’s employment as President and CEO of the company and its subsidiary Integrity Bank was terminated effective August 20, 2007. As a result of such termination Mr. Skow has resigned from his positions as a director of both institutions. The company and Mr. Skow are currently discussing the terms of a settlement agreement, although none has been reached. Any final settlement with Mr. Skow would be subject to regulatory review and approval.
     Harold A. “Kelly” Klem, who serves as EVP and Chief Operating Officer of Integrity Bank, will assume the functions of the company’s and the bank’s President and CEO on an interim basis until a permanent replacement is named. Mr. Klem has served in his current role since joining Integrity in June 2006. From 2002 to 2006 he served as an officer of Stockman Bank in Miles City, Montana. Mr. Klem has over 27 years of banking experience, including as a bank examiner for the Federal Reserve and as Chief Operating Officer and Chief Financial Officer for various sized commercial banks.
Receipt of NASDAQ Notice of Non-Compliance
     On August 17, 2007 Integrity Bancshares received a staff determination notice from the NASDAQ Stock Market stating that the company’s common stock is subject to delisting. The notice was issued in accordance with standard NASDAQ procedures as a result of the delayed filing of the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (the “10-Q”). Timely filing of periodic reports is a requirement for continued listing under NASDAQ Marketplace Rule 4310(c)(14).
     Management will request a hearing before a NASDAQ Listing Qualifications Panel in which it intends to outline its plan for regaining compliance. There can be no assurance that the panel will grant the company’s request for continued listing. Pending a decision by the panel, the company will remain listed on the NASDAQ Global Market.
     As previously reported, the company was unable to timely file its 10-Q due to delays that have resulted from a review of its loan administration procedures and resources devoted to an ongoing examination by the FDIC that has not been finalized. As part of these processes, the company is conducting an inquiry regarding certain accounting policies and estimates, primarily related to certain loans that involved the establishment of interest reserves and the methodology for calculating the company’s allowance for loan loss. The company continues to dedicate significant resources toward the preparation of its financial statements and reporting and preparation of the 10-Q. Among other things, the company has engaged third-party consultants to assist in this process. The company currently believes that the processes described above and the finalization and filing of the 10-Q will occur within two to three weeks, although no assurance can be given that this schedule will be maintained.
About Integrity Bancshares, Inc.
     Integrity Bancshares, Inc. is the holding company for Integrity Bank, headquartered in Alpharetta, Georgia. The bank began operations on November 1, 2000. In addition to its main branch at 11140 State Bridge Road, Alpharetta, Georgia, the bank also has full-service financial centers at 900 Woodstock Road in Roswell, Georgia, 1650 Cumberland Parkway in Smyrna, Georgia, and 1581 Satellite Blvd in Duluth, Georgia. The bank also has loan production offices in Cumming, Georgia; Buford, Georgia; and Raleigh, North Carolina.
     The primary investor contact at Integrity Bancshares, Inc. is Ms. Suzanne Long, Senior Vice-President & CFO. For additional information and a list of primary market makers of Integrity Bancshares, Inc., please access the Investor Relations section of our website at www.myintegritybank.com.
A Warning About Forward-Looking Statements
     This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting our operations, markets, and products. Without limiting the foregoing, the words “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected for many reasons, including without limitation, changing events and trends that have influenced our assumptions. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) non-achievement of expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Integrity, (v) greater competitive pressures among financial institutions in our market, (vi) changes in fiscal, monetary, regulatory, and tax policies, (vii) changes in political, legislative, and economic conditions, (viii)

inflation, (ix) greater loan losses than historic levels and (x) failure to achieve the revenue increases expected to result from our recent investments in our transaction deposit and lending businesses. Investors are encouraged to read the related section in Integrity Bancshares, Inc.’s 2006 Annual Report to Shareholders and the 2006 Annual Report on Form 10-K, including the “Risk Factors” set forth therein. Additional information and other factors that could affect future financial results are included in Integrity’s filings with the Securities and Exchange Commission.
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